Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, July 30, 2015

TFS FINANCIAL CORPORATION ANNOUNCES FINANCIAL RESULTS, PLANS TO REPURCHASE STOCK
Board Approves Repurchase of Up To 10 Million Shares

(Cleveland, OH - July 30, 2015) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2015. The Company also announced that the Board of Directors approved the Company’s seventh stock repurchase program, which authorizes the repurchase of up to 10,000,000 shares of the Company’s outstanding common stock. The Company’s sixth repurchase program, which authorized the repurchase of 10,000,000 shares and began September 17, 2014, is expected to be completed soon. Currently over 9,800,000 shares have been repurchased under that plan.
The Company reported net income of $49.6 million for the nine months ended June 30, 2015, compared to net income of $50.0 million for the nine months ended June 30, 2014. While the decrease in net income was less than 1%, there were a few items of note. A decrease in the provision for loan losses was offset by a decrease in net interest income and an increase in non-interest expenses. The Company reported net income of $17.3 million for the quarter ended June 30, 2015, compared to net income of $17.6 million for the quarter ended June 30, 2014, with similar individual variances between the two periods.

“Our focus continues to be on our three-dimensional approach to provide greater value to our stockholders,” said Third Federal Chairman and CEO Marc A. Stefanski. “We continue to grow in our expansion states as now more than 35% of our loan volume originates outside of Ohio and Florida; and new home purchase applications, thanks in part to our home buyer’s credit, are up 37% over last year.

“We are pleased to announce our seventh stock repurchase program, and continue to pay a dividend to our stockholders. These days are full of sunshine and blue skies for Third Federal, our customers, stockholders and communities we serve.”
Net interest income was lower for both the three and nine month periods ended June 30, 2015, as compared to the corresponding prior year periods, as the increase in interest income in the current periods was less than the increase in interest expense for each period. Interest income was higher due to an increase in the balance of interest-earning assets (mainly loans) offsetting the lower yields received on those assets. The average cost of our interest-bearing liabilities is lower in the current year, but an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics, also tempered the decline in the average cost of interest-bearing liabilities. A strategy to increase net income, which was implemented at the beginning of the current fiscal year, was only utilized for approximately the first half of the current quarter, due to reduced effectiveness in increasing net income. The strategy involves borrowing, on an overnight basis, approximately $1 billion of additional funds from the FHLB. The proceeds of the borrowing, net of the required investment in FHLB stock, are deposited at the Federal Reserve. The essentially risk-free strategy serves to increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. The strategy, other than the increased investment in FHLB stock, was not utilized at quarter end, but remains an option, dependent on market rates, to be utilized in the future. Net interest income was $67.6 million for the quarter ended June 30, 2015 and $67.9 million for the quarter ended June 30, 2014. Net interest income decreased $2.6 million, or 1.1%, to $202.1 million for the nine months ended June 30, 2015 from $204.7 million for the nine months ended June 30, 2014. The interest rate spread was 2.06% for the quarter ended June 30, 2015 and 2.24% for the quarter ended June 30, 2014, The interest rate spread for the nine months ended June 30, 2015 was 2.01% compared to 2.29% in the same period last year. The net interest margin for the quarter ended June 30, 2015 was 2.19% compared to 2.41% for the quarter ended June 30, 2014. The net interest margin for the nine months ended June 30, 2015 was 2.16% as compared to 2.45% for the nine months ended June 30, 2014.
The Company continues to experience improving loan performance metrics, resulting in a lower provision for loan losses and net charge-offs for both the three month and nine month periods this fiscal year as compared to last year. The Company recorded a provision for loan losses of $3.0 million for the nine months ended June 30, 2015 compared to $15.0 million for the nine months ended June 30, 2014. The Company reported $7.5 million of net loan charge-offs for the nine months ended June 30, 2015 compared to $25.0 million for the nine months ended June 30, 2014. Of the $7.5 million of net charge-offs in the current fiscal year, $2.1 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $4.0 million occurred in the equity loans and lines of credit portfolio and $1.5 million occurred in the Home Today portfolio. The allowance for loan losses was $76.9 million, or 0.69% of total loans receivable, at June 30, 2015, compared to $81.4 million, or 0.76% of total loans receivable, at September 30, 2014. The Company recorded a provision for loan losses of

$0 for the three month period ended June 30, 2015 and $4.0 million for the three months ended June 30, 2014. The Company reported $0.2 million of net loan charge-offs for the three months ended June 30, 2015 compared to $4.9 million for the three months ended June 30, 2014. Of the $0.2 million of net charge-offs, $0.1 million of net recoveries occurred in the residential core portfolio, $17 thousand of net charge-offs occurred in the equity loans and lines of credit portfolio and $0.3 million of net charge-offs occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $140.4 million at June 30, 2015 and $154.2 million at September 30, 2014.

Non-accrual loans decreased $20.1 million to $115.4 million, or 1.04% of total loans, at June 30, 2015 from $135.5 million, or 1.27% of total loans, at September 30, 2014. The $20.1 million decrease in non-accrual loans for the nine months ended June 30, 2015 consisted of an $11.9 million decrease in the residential core portfolio; a $3.0 million decrease in the equity loans and lines of credit portfolio; a $5.6 million decrease in the Home Today portfolio; and a $0.4 million increase in the construction portfolio.
Total loan delinquencies decreased $22.0 million to $71.0 million, or 0.64% of total loans receivable, at June 30, 2015 from $93.0 million, or 0.87% of total loans receivable, at September 30, 2014.
Total troubled debt restructurings decreased $4.8 million at June 30, 2015, to $181.6 million from $186.4 million at September 30, 2014. Of the $181.6 million of troubled debt restructurings recorded at June 30, 2015, $104.0 million was in the residential core portfolio, $21.5 million was in the equity loans and lines of credit portfolio and $56.1 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $73.8 million at June 30, 2015 and $79.5 million at September 30, 2014.
Total non-interest expenses increased $12.0 million to $142.6 million for the nine months ended June 30, 2015 from $130.6 million for the nine months ended June 30, 2014, with increases in marketing and compensation being the main reasons. The increase in marketing costs was a result of both increased marketing efforts to support loan growth and an acceleration of marketing efforts to take advantage of cyclical housing markets. Compensation increases reflect normal increases and the effect of the Company's higher stock price on equity-based compensation.
Total assets increased by $456.3 million, or 4%, to $12.26 billion at June 30, 2015 from $11.80 billion at September 30, 2014. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities and an increase in FHLB stock.
The combination of cash and cash equivalents and investment securities increased $43.3 million, or 6%, to $793.6 million at June 30, 2015 from $750.3 million at September 30, 2014, to maintain liquidity levels. The average balance of interest-earning cash equivalents for the nine months ended June 30, 2015 was $974.7 million, reflecting the larger investment balance maintained during most of the period in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $383.1 million, or 4%, to $11.02 billion at June 30, 2015 from $10.64 billion at September 30, 2014. Residential core mortgage loans, including those held for sale, increased $447.9 million during the nine months ended June 30, 2015, while the equity loans and lines of credit portfolio decreased $55.1 million. Total first mortgage loan originations were $1.64 billion for the nine months ended June 30, 2015, of which 44% were adjustable rate mortgages and 29% were fixed-rate mortgages with terms of 10 years or less. New loan originations increased in part as a result of Third Federal’s home buyer’s credit program, introduced in March of this year. The program offers customers a $1,000 credit for closing on a purchase mortgage and applies to all Third Federal purchase mortgages in Ohio and Florida, including both fixed and adjustable-rate first mortgages. During the nine months ended June 30, 2015, loan sales of $102.9 million were completed, consisting of $82.0 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract and $20.9 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $3.3 million. During the nine months ended June 30, 2014, loan sales of $57.6 million were completed, consisting of $38.3 million of fixed-rate first mortgage loans to Fannie Mae and $19.3 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $1.5 million.
FHLB stock increased $29.1 million, or 72%, to $69.5 million at June 30, 2015 from $40.4 million at September 30, 2014, as a result of the increased investment requirement related to the strategy to increase net income discussed earlier.
Deposits decreased $191.8 million, or 2%, to $8.46 billion at June 30, 2015 from $8.65 billion at September 30, 2014. The decrease in deposits was the result of a $37.8 million decrease in our savings accounts, a $14.7 million increase in our checking accounts, and a $169.3 million decrease in our certificates of deposit ("CDs") for the nine months ended June 30, 2015. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $520.1 million and $356.7 million of brokered CDs at June 30, 2015 and September 30, 2014, respectively.
Borrowed funds, all from the FHLB, increased $760.4 million, to $1.90 billion at June 30, 2015 from $1.14 billion at September 30, 2014. This increase reflects a combination of an additional $400.3 million of mainly four- to five-year term advances and $372.0 million of higher overnight advances, offset by other principal repayments, as a combination of loan growth, increased investments, share repurchases and reduced deposits led to increased cash demands during the period. The average balance of borrowed funds for the nine months ended June 30, 2015 was $2.31 billion, reflecting the larger borrowing balance maintained during most of the period in connection with the strategy to increase net income discussed earlier.
Principal, interest and related escrow on loans serviced decreased $32.1 million, or 42%, to $44.2 million at June 30, 2015 from $76.3 million at September 30, 2014. This change primarily reflects the impact of a lower balance in the sold loan portfolio and the cyclical timing of real estate tax payments that have been collected from borrowers and remitted to various taxing agencies.
Total shareholders' equity decreased $78.2 million to $1.76 billion at June 30, 2015 from $1.84 billion at September 30, 2014. Activity reflects $49.6 million of net income in the current fiscal year reduced by $125.0 million of repurchases of outstanding common stock, three quarterly dividends totaling $13.6 million, and a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. During the quarter ended June 30, 2015, a total of 2,858,000 shares were repurchased at an average cost of $15.02 per share. A total of 8,480,500 shares were repurchased at an average cost of $14.74 per share during the nine months ended June 30, 2015. At June 30, 2015, there were 905,450 shares remaining to be purchased under the Company's sixth repurchase program, and as mentioned earlier, the Company has announced the approval of its seventh repurchase program, which will commence following the completion of the current sixth program. The Company declared and paid a quarterly dividend of $0.07 per share during each of the first three fiscal quarters. As a result of a July 31, 2014 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 77% of the outstanding stock of the Company, waived the receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. The MHC is currently soliciting a member vote for the MHC to waive the receipt of up to a total of $0.40 per share of future possible quarterly dividends from the Company over a twelve month period following the member meeting, which will be held on August 5, 2015.
The Company's seventh stock repurchase program may be carried out at the direction of management, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other legal requirements, and any further limitations that may be established by the Board of Directors. Repurchases may be made through open market purchases, block trades, and in negotiated private transactions.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance. The program may be suspended, terminated or modified at any time for any reason without prior notice.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At June 30, 2015 all capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.70% and the total capital ratio was 22.76%.  Additionally, the Common Equity Tier 1 and Tier 1 ratios were each 24.09% and the total capital ratio was 25.14% for the Company.
The Company has received the non-objection of its regulators for the Association to pay a special dividend of $150 million to the Company representing a return of the voluntary $150 million contribution made by the Company to the Association in October 2010. This special dividend will be made in the future as the funds are needed by the Company. Because of its intercompany nature, this future dividend payment will have no impact on the Company's capital ratios or its consolidated statement of condition, but will reduce the Association's reported capital ratios.
Presentation slides as of June 30, 2015 will be available on the Company's website, www.thirdfederal.com under the Investor Relations link under the "About Us" tab, beginning July 30, 2015. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2015, the Company’s assets totaled $12.26 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2015	September 30, 2014
ASSETS
Cash and due from banks	$26,545	$26,886
Interest-earning cash equivalents	197,658	154,517
Cash and cash equivalents	224,203	181,403
Investment securities available for sale (amortized cost $567,946 and $570,549, respectively)	569,352	568,868
Mortgage loans held for sale, at lower of cost or market ($10,298 and $4,570 measured at fair value, respectively)	10,658	4,962
Loans held for investment, net:
Mortgage loans	11,074,210	10,708,483
Other loans	3,679	4,721
Deferred loan expenses (fees), net	7,144	(1,155)
Allowance for loan losses	(76,904)	(81,362)
Loans, net	11,008,129	10,630,687
Mortgage loan servicing assets, net	10,287	11,669
Federal Home Loan Bank stock, at cost	69,470	40,411
Real estate owned	19,381	21,768
Premises, equipment, and software, net	56,199	56,443
Accrued interest receivable	32,035	31,952
Bank owned life insurance contracts	194,675	190,152
Other assets	65,117	64,880
TOTAL ASSETS	$12,259,506	$11,803,195
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,462,059	$8,653,878
Borrowed funds	1,899,080	1,138,639
Borrowers’ advances for insurance and taxes	44,173	76,266
Principal, interest, and related escrow owed on loans serviced	44,940	54,670
Accrued expenses and other liabilities	47,979	40,285
Total liabilities	10,498,231	9,963,738
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 293,595,601 and 301,654,581 outstanding at June 30, 2015 and September 30, 2014, respectively	3,323	3,323
Paid-in capital	1,705,603	1,702,441
Treasury stock, at cost; 38,723,149 and 30,664,169 shares at June 30, 2015 and September 30, 2014, respectively	(500,665)	(379,109)
Unallocated ESOP shares	(62,834)	(66,084)
Retained earnings—substantially restricted	624,263	589,678
Accumulated other comprehensive loss	(8,415)	(10,792)
Total shareholders’ equity	1,761,275	1,839,457
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,259,506	$11,803,195

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30, 2015		For the Nine Months Ended June 30, 2015
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$92,248	$90,884	$276,123	$271,830
Investment securities available for sale	2,218	2,325	7,321	6,730
Other interest and dividend earning assets	1,206	547	3,611	1,560
Total interest and dividend income	95,672	93,756	287,055	280,120
INTEREST EXPENSE:
Deposits	23,001	23,210	70,899	68,434
Borrowed funds	5,082	2,674	14,009	6,985
Total interest expense	28,083	25,884	84,908	75,419
NET INTEREST INCOME	67,589	67,872	202,147	204,701
PROVISION FOR LOAN LOSSES	—	4,000	3,000	15,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	67,589	63,872	199,147	189,701
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,961	2,356	6,098	7,038
Net gain on the sale of loans	1,495	673	3,337	1,545
Increase in and death benefits from bank owned life insurance contracts	1,592	1,610	5,092	4,806
Other	1,078	1,071	3,447	2,933
Total non-interest income	6,126	5,710	17,974	16,322
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,077	21,973	70,946	67,380
Marketing services	7,200	3,492	17,385	10,105
Office property, equipment and software	5,465	5,242	16,516	15,514
Federal insurance premium and assessments	3,006	2,402	8,355	7,496
State franchise tax	1,449	1,498	4,400	4,916
Real estate owned expense, net	1,653	2,015	6,988	6,968
Other operating expenses	5,969	6,227	18,031	18,260
Total non-interest expense	47,819	42,849	142,621	130,639
INCOME BEFORE INCOME TAXES	25,896	26,733	74,500	75,384
INCOME TAX EXPENSE	8,638	9,102	24,932	25,344
NET INCOME	$17,258	$17,631	$49,568	$50,040

Earnings per share—basic and diluted	$0.06	$0.06	$0.17	$0.17
Weighted average shares outstanding
Basic	288,553,691	298,681,954	291,251,487	299,860,726
Diluted	290,759,754	301,529,980	293,444,799	301,251,074

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$690,969	$537	0.31%	$232,264	$161	0.28%
Investment securities	2,012	7	1.39%	2,452	6	0.98%
Mortgage-backed securities	570,014	2,211	1.55%	488,856	2,319	1.90%
Loans (1)	10,990,743	92,248	3.36%	10,504,196	90,884	3.46%
Federal Home Loan Bank stock	69,470	669	3.85%	40,411	386	3.82%
Total interest-earning assets	12,323,208	95,672	3.11%	11,268,179	93,756	3.33%
Noninterest-earning assets	320,364			321,857
Total assets	$12,643,572			$11,590,036
Interest-bearing liabilities:
NOW accounts	$1,008,235	$340	0.13%	$1,030,521	$364	0.14%
Savings accounts	1,632,992	748	0.18%	1,741,477	825	0.19%
Certificates of deposit	5,832,034	21,913	1.50%	5,757,457	22,021	1.53%
Borrowed funds	2,182,151	5,082	0.93%	980,163	2,674	1.09%
Total interest-bearing liabilities	10,655,412	28,083	1.05%	9,509,618	25,884	1.09%
Noninterest-bearing liabilities	200,489			201,738
Total liabilities	10,855,901			9,711,356
Shareholders’ equity	1,787,671			1,878,680
Total liabilities and shareholders’ equity	$12,643,572			$11,590,036
Net interest income		$67,589			$67,872
Interest rate spread (2)(3)			2.06%			2.24%
Net interest-earning assets (4)	$1,667,796			$1,758,561
Net interest margin (2)(5)		2.19%			2.41%
Average interest-earning assets to average interest-bearing liabilities	115.65%			118.49%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2015			Nine Months Ended June 30, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$974,697	$1,906	0.26%	$234,888	$455	0.26%
Investment securities	2,017	19	1.26%	4,336	21	0.65%
Mortgage-backed securities	572,117	7,302	1.7%	481,290	6,709	1.86%
Loans (1)	10,884,685	276,123	3.38%	10,361,608	271,830	3.50%
Federal Home Loan Bank stock	66,656	1,705	3.41%	38,464	1,105	3.83%
Total interest-earning assets	12,500,172	287,055	3.06%	11,120,586	280,120	3.36%
Noninterest-earning assets	317,948			308,551
Total assets	$12,818,120			$11,429,137
Interest-bearing liabilities:
NOW accounts	$996,606	$1,031	0.14%	$1,027,675	$1,087	0.14%
Savings accounts	1,642,357	2,294	0.19%	1,785,387	2,621	0.20%
Certificates of deposit	5,866,258	67,574	1.54%	5,590,765	64,726	1.54%
Borrowed funds	2,312,056	14,009	0.81%	955,956	6,985	0.97%
Total interest-bearing liabilities	10,817,277	84,908	1.05%	9,359,783	75,419	1.07%
Noninterest-bearing liabilities	188,907			194,260
Total liabilities	11,006,184			9,554,043
Shareholders’ equity	1,811,936			1,875,094
Total liabilities and stockholders’ equity	$12,818,120			$11,429,137
Net interest income		$202,147			$204,701
Interest rate spread (2)(3)			2.01%			2.29%
Net interest-earning assets (4)	$1,682,895			$1,760,803
Net interest margin (2)(5)		2.16%			2.45%
Average interest-earning assets to average interest-bearing liabilities	115.56%			118.81%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.